Exhibit 99.5

        INSTRUCTIONS WITH RESPECT TO
THE EXCHANGE OFFER

        THE UNDERSIGNED ACKNOWLEDGE(S) RECEIPT OF YOUR LETTER AND THE ENCLOSED MATERIAL REFERRED TO THEREIN RELATING TO THE EXCHANGE OFFER MADE BY ESCHELON OPERATING COMPANY WITH RESPECT TO ITS OLD NOTES.

        THIS WILL INSTRUCT YOU TO TENDER THE OLD NOTES HELD BY YOU FOR THE ACCOUNT OF THE UNDERSIGNED, UPON AND SUBJECT TO TERMS AND CONDITIONS SET FORTH IN THE PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL.

        Please tender the Old Notes held by you for my account as indicated below:

Aggregate Principal Amount of Old Notes
(must be an integral multiple of $1,000)
8 3/8% Senior Second Secured Notes due 2010 ☐ Please do not tender any Old Notes held by you for my account.
Dated:

Signature(s)

Please print name(s) here

Address(es)
Area Code(s) and Telephone Number(s)
Tax Identification or Social Security No(s).

        None of the Old Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the Old Notes held by us for your account.